Exhibit 4.2

Convertible Note

Amount: US$xxxx	Dated: xxxx
Shares at Conversion: xxxx

FOR VALUE RECEIVED, metaSwarm Corporation, the undersigned ("the Company") promises, subject to the following terms and conditions, to issue the relevant number of Preferred Stock shares of the Company at US$0.50 each at par to Note Holder, at the address shown below, as follows:

1.	Conversion

1.1.
The Convertible Notes will be converted before the Company is approved by the SEC as a public company with stock listed in OTCBB (“Approval”), which the Company expects to obtain in 4 to 6 months from the Closing Date of this note.  The Company’s total issued shares to be 30,000,000 common shares upon Approval.

1.2.
Notes issued will be at a par value of US$0.50 each at the Closing (“Closing” is defined as acceptance of metaSwarm as an OTCBB listed company by the NASD).  These shares will be registered in the first SB-2 filing.

2.	Other Terms and Conditions

This Note is not transferable except with the written consent of the Company.

The Note Holder may be required to execute a deed of adherence to the shareholders agreement of the Company as requested.

This Note may be waived, changed, modified, or discharged only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

This Note shall be construed and enforced in accordance with, and governed by, the laws of the State of Nevada (USA).

The time for performance of any obligation hereunder shall be strictly construed, time being of the essence.  Whenever any payment is to be made hereunder shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day.  As used herein, the term “Business Day” means any day excluding Saturday, Sunday, and any day that is a legal holiday under the laws of Nevada.

All notices required or desired to be given hereunder shall be given in writing and signed by the party so giving notice, and shall be effective when delivered to the party or upon certified receipt of courier or overnight carrier if sent by commercial overnight carrier and addressed as set forth below.  A notice not given by overnight carrier in the manner described in the preceding sentence shall be deemed given if and when actually received by the party to whom it is given.

To Note Holder:	Note Holder Name Social Security Number (SSN): xxx or Passport Number (non-US Citizens): xxx Address City, State Zip
To the Company:	metaSwarm Corporation 530 S. Lake Ave., #186 Pasadena, CA 91101 USA

If any provision of this Note, or the application hereof to any circumstance, is found to be unenforceable, invalid, or illegal, such provision shall be deemed to be deleted from this Note or not applicable to such circumstance, as the case may be, and the remainder of this Note shall not be affected or impaired thereby.

metaSwarm Corporation:	Note Holder:

Mr. Marvin Shannon Chairman and CEO	(name)

Date	Date

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